CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 278 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 28, 2011, relating to the financial statements and financial highlights of Trust for Professional Managers, including Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund (the “Funds”), included in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
December 20, 2011